Exhibit 5.1

December 16, 2003

Boston Edison Company

800 Boylston Street

Boston, MA 02199

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of debt securities (the “Debt Securities”) of Boston Edison Company, a Massachusetts corporation (the “Company”), that may be offered and sold by the Company.

The Registration Statement registers the offer and sale of Debt Securities having an aggregate public offering price of up to $500,000,000. The Debt Securities are to be issued under an Indenture (the “Indenture”) between the Company and The Bank of New York (as successor to Bank of Montreal Trust Company), as trustee (the “Trustee”). Certain terms of the Debt Securities remain to be fixed in accordance with the resolutions of the Board of Directors of the Company.

We have acted as counsel for the Company in connection with the proposed issue and sale of the Debt Securities, and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that:

When the definitive terms of each Debt Security have been determined and approved by authorized officers of the Company in accordance with the Indenture and the due authorization thereof by the Board of Directors of the Company, and such Debt Security has been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Debt Security will be the valid and legally binding obligation of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name in each related prospectus under the caption “Validity of Securities” or under a similar caption.

It is understood that this opinion is to be used only in connection with the offer and sale of the Debt Securities while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP